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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 33-21409

                            Delta Clearing Corp.
          --------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                      525 Washington Blvd. - Suite 3300
                        Jersey City, New Jersey 07310
                               (201) 418-8900
          --------------------------------------------------------
                 (Address, including zip code, and telephone
                number, including area code, of registrant's
                        principal executive offices)

              Put and Call Options on U.S. Treasury Securities
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
          --------------------------------------------------------
               (Titles of all other classes of securities for
              which a duty to file reports under Section 13(a)
                              or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

          Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certificate or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Delta Clearing Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 12, 1998
                                            DELTA CLEARING CORP.

                                            By: /s/ Ronald H. Buckner
                                                -------------------------
                                                Ronald H. Buckner
                                                Chief Financial Officer